Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

August 4, 2024

TransMedics Group, Inc.

200 Minuteman Road, Suite 302

Andover, MA 01810

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by TransMedics Group, Inc., a Massachusetts corporation (the “Company”), on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 1,000,000 shares of common stock, no par value per share, of the Company (the “Shares”). The Shares are issuable under the TransMedics Group, Inc. Amended and Restated 2019 Stock Incentive Plan (the “Amended and Restated Plan”).

We are familiar with the actions taken by the Company in connection with the adoption of the Amended and Restated Plan. We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Massachusetts Business Corporation Act.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Amended and Restated Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP